SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

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April 15, 2003
Date of Report (Date of Earliest Event Reported)

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 7. Exhibits.

  The following exhibit is being furnished herewith:

Exhibit No.	Exhibit Description
99	Supplemental Disclosures from C. R. Bard, Inc.'s Meeting with Security Analysts on April 15, 2003

ITEM 9. Regulation FD Disclosure (Information provided under Item 12 - Results of Operations and Financial Condition)

The following information is disclosed pursuant to Item 12 - Results of Operations and Financial Condition. It is being furnished under Item 9 of this Form 8-K in accordance with interim guidance issued by the Securities and Exchange Commission (the "SEC") in Release No. 33-8216.

On April 15, 2003, C. R. Bard, Inc. (the "company") announced in a webcast supplemental disclosures related to the company's earnings and other financial results for its first quarter ended March 31, 2003. A copy of these supplemental disclosures is attached as Exhibit 99. These supplemental disclosures should be read in conjunction with the company's Form 8-K furnished to the SEC on April 15, 2003, including as an exhibit the company's press release announcing its earnings and other financial results for its first quarter ended March 31, 2003.

The attached supplemental disclosures compare the company's consolidated net sales and the company's net sales outside the United States for the first quarter of 2003 and the first quarter of 2002 on both a reported basis and a constant currency basis. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company's management believes the exclusion of these effects results in an additional meaningful comparison of net sales between the two periods. The supplemental disclosures also compare net income and diluted earnings per share for the first quarter of 2003 and the first quarter of 2002 on a reported basis and excluding certain specifically identified items. Because of the unusual nature of these items, the company's management believes that excluding them provides investors with meaningful information about the comparability of the company's results of operations between the two periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: /s/ Todd C. Schermerhorn_____

Name: Todd C. Schermerhorn

Title: Senior Vice President and

Chief Financial Officer

April 21, 2003

Exhibit 99

Supplemental Disclosures from C. R. Bard, Inc.'s Meeting with Security Analysts on April 15, 2003

Speaker: William H. Longfield, Chairman and CEO

We continue to be extremely pleased with the day-to-day performance of the business.

Our markets seem to be very healthy and we continue to take share - particularly in our higher-market-share franchises. It's always been our belief that leadership positions are key to long term success in the med-tech markets. We certainly have been leveraging our leadership positions over the last several quarters.

Net sales of $335.9 million represents an 11 percent increase over the first quarter of 2002, and a 1% sequential improvement over a very strong fourth quarter 2002. Currency impact this quarter was favorable by 300 basis points. On a constant currency basis we grew 8%, in the 7-10% band for the 17th consecutive quarter; steady, healthy, improving.

Our net income was $46.9 million for the quarter, a 35% increase over the first quarter of 2002, although the prior year quarter included some restructuring and other charges and credits that Todd will take you through in a moment.

EPS was $0.89 for the quarter, modestly ahead of guidance.

We are at or ahead of plan relative to our savings programs and our investment redeployment.

We continue to be pleased with the short term results. More importantly, we have great optimism about the fuel we are providing for even better future results, which we'll explain in more detail today.

Speaker: Todd C. Schermerhorn, Senior Vice President and CFO

As Bill said, net income and EPS growth for the quarter were very strong. However, the first quarter of 2002 included certain items that diminish the comparability of the quarters. In Q1 2002, the company took net charges of $10.3 million including charges associated with the Tyco transaction, manufacturing and administrative restructuring and a credit for legal costs. The net after tax cost of these items was $6.9 million or $0.13 per share.

On a more comparable basis then:
	Net Income	EPS
1Q 2003
As reported - GAAP basis	$46.9	$0.89

1Q 2002
As reported - GAAP basis	$34.7	$0.65
Impact of certain items	6.9	0.13
EPS adjusted for certain items	$41.6	$0.78

Percentage growth	13%	14%

Vascular Diagnosis and Intervention

Total net sales for the 1Q in this category were $67.6 million which represents a 6% increase over the prior-year quarter on a constant currency basis, 13% on a reported basis. Remember that this business is our most global, with international accounting for 47% of the business currently - so FX has a more significant impact here. The U.S. experienced 15% growth while our international business declined 3% on a constant currency basis, 10% on a reported basis. Here are the details.

The EP business declined by 1% globally on a constant currency basis, an increase of 7% on a reported basis. U.S. sales were up 6% over prior-year while international sales declined 6% on a constant currency basis, 8% on a reported basis. Europe continues to be a challenge for us. We've made management changes in EP this quarter and we've brought a former employee back to Bard to manage this business. We hope to see this ship turn around in the near future.

Graft product sales declined 2% in the quarter on a constant currency basis, an increase of 3% on a reported basis. We had a strong showing in the U.S., with 6% growth but weak performance internationally.

Radiology products, which account for approximately 47% of the vascular category, grew an impressive 16% on a constant currency basis, an increase of 24% on a reported basis, with strong performance from our PTA catheter business which grew almost 60% on a constant currency basis, 69% on a reported basis, and our self expanding stent line which grew 27% in the quarter on a constant currency basis, 37% on a reported basis.

We think the Interventional Radiology story will get even better as we progress through 2003 and add the new Vena Cava product to the mix.

So, in total, a few mix issues, but we achieved the guidance we had given for the vascular business and we think there's still a fair amount of upside.

Urological Diagnosis and Intervention

Total net sales for 1Q 2003 were $109.3 million, an increase of 8% over 1Q 2002 on a constant currency basis and 10% on a reported basis. Urology sales accounted for one third of the company's worldwide sales in the quarter.

Basic drainage sales increased 8% on a constant currency basis, 7% on a reported basis, fueled by strong growth in our IC product line. We have been slowly building momentum on IC conversions in Japan and that business is now at a large enough size to begin to move the needle in basic drainage.

The continence category grew nicely at 10% on a constant currency basis, 14% on a reported basis, accounting for 13% of total urology. Our surgical incontinence line continues to provide the highlights in this category, growing 45% on a constant currency and as reported basis for the quarter.

Urological specialties, which includes brachytherapy products and services, grew at a rate of 7% in Q1 on a constant currency basis, 16% on a reported basis. Our brachytherapy business posted 9% growth for the quarter on a constant currency basis, 10% on a reported basis. I'd suggest that 9% growth in Brachy is very solid versus what the rest of the market is doing. We were helped by a small transaction in Brachy this quarter. We purchased the assets of a seed distributor company called Prostate Services of America. We bought what amounts to customer lists from them.

Oncological Diagnosis and Intervention

Total net sales in this category were $77.7 million, for an increase of 8% over the 1st quarter 2002 on a constant currency basis, 10% on an as reported basis. As you can see here, this category is made up of two businesses going in different directions.

Specialty Access, which represents 73% of total oncology sales this quarter, increased 16% in the quarter on a constant currency basis, 19% on an as reported basis. PICC's continue to drive the growth curve here with 36% growth in the quarter on a constant currency basis, 37% on an as reported basis. However, ports, dialysis catheters and our Dymax line were all up double digits in the quarter on both a constant currency and as reported basis. This is a business which is accumulating momentum.

Our GI business was weak this quarter, declining 11% globally on a constant currency basis, 9% on an as reported basis. We said we'd have some tough comps as we worked ourselves out of the Olympus arrangement and we were right.

Our Olympus-related business in Europe declined by $2.1 mm, accounting for the majority of the loss in the business.

Surgical Specialties

Surgical Specialties sales of $64.4 million represents an increase of 13% for the quarter on a constant currency basis, 15% on an as reported basis. Growth was evenly balanced between U.S. and international markets.

Soft tissue products accounted for 70% of the sales in this category in the 1st quarter and these sales continue to drive momentum with growth of 24% in the quarter on a constant currency basis, 27% on an as reported basis. To make the math easy, that's an annual run rate of $180 million. Ventral hernia grew faster this quarter than it did in the full year 2002, aided by some new products. Our outlook here remains very positive.

Our hemostasis business continues to decline, and Irrigation is showing modest growth.

In total, while our sales line is showing a bit of volatility the only real surprise to us here is the difficulty of the EP rebound.

Versus our annual revenue guidance, vascular and oncology were right on and urology and surgery were slightly ahead.

Moving to the income statement -

Gross profit was 56.5% this quarter, a 270 basis point improvement over the prior year. We certainly get some benefit from currency, but the lion's share of this improvement is coming from our operations function. We'll admit that we're conservative relative to our improvement when we gave guidance for the year, but there's a lot of moving parts here and we wanted to be certain we could deliver what we promise. We think this is a sustainable margin for '03. There may even be a bias towards a slight upside in the 2nd half of the year.

SG&A was higher than normal this quarter. There was about 130 bps of expense associated with executive severance for a couple of our senior managers. This is clearly not part of our run-rates, and we'd expect those SG&A funds to be re-deployed to R&D for the rest of the year.

Otherwise, in SG&A, we have initiated the process to study our sales coverage deployment and that cost us 20 to 30 basis points this quarter.

R&D is up nicely to 5.8 percent of sales, the highest amount in recent memory. Notable investments include the inception of a research and asset purchase agreement with a company called Futuremed Interventional, Inc. This is the company that developed the Conquest™ balloon catheter and we have initiated a phased agreement to further that technology and transfer it to Bard. Also noteworthy is further milestone payments relating to our Implantable Pump project as we begin to approach commercialization on those devices.

The tax rate at 27.5% is exactly as forecasted - and reflects our continued operational strategy of maximizing our manufacturing in low tax environments.

Turning to the balance sheet -

The first quarter is typically challenging from a cash flow perspective, but our results here are solid as well.

Cash balances increased by $26.4 million.

Accounts receivable and inventory were up 7% on a composite basis, but only 4% when you take currency into effect.

Debt remains constant and debt to total cap has dropped to just under 14%.

Our guidance for Q2 2003 should be very familiar to you at this point -

Revenue growth of 7-8% in constant currency, although reported results could again be 2-300 basis points stronger than this should the Euro remain strong relative to the dollar.

We think EPS will likely be at either $0.93 or $0.94 in Q2.

Looking past Q2, we'd expect Q3 to be flat with or maybe a penny better than Q2, and then a nice sequential quarter increase for Q4 - getting us to the 12% growth number for the year.

Our annual guidance is unchanged.

This is a very steady ship right now, which allows all of our transition work to be carried out deliberately and thoughtfully and without any distractions.